AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Amendment No. 3

AF 2019 NPL A LLC

228 Park Avenue South #67157

New York, NY 10003

(844) 736-6027

www.automationfinance.com

June 21, 2019

This Offering Circular Follows the Form 1-A Disclosure Format

AF 2019 NPL A LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell up to $50,000,000.00 of Series A Preferred Stock to the public. You can read a complete description of these securities in the “Securities Being Offered” section starting on page 20.

We are selling these securities directly to the public at the website, www.AutomationFinance.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company. The price of the Series A Preferred Stock is $10.00 per share and the minimum initial investment is $250.00.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Per Share	$10.00	Zero	$10.00	Zero
Total	$50,000,000	Zero	$50,000,000	Zero

This Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”), and will end upon the earlier of (1) the date we have sold $50,000,000 of Series A Preferred Stock, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including the “Risks of Investing” section starting on page 2.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION STARTING ON PAGE 23.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

AF 2019 NPL A LLC, which we refer to as the “Company,” was formed to invest in (buy) performing, sub-performing and non-performing debt instruments (typically first and second-position residential mortgages) where the debt is secured by a physical asset, typically a house. We refer to these loans as “Mortgages.”

After we buy a Mortgage, we contact the borrower to understand the situation (e.g., why the loan is in default) and try to reach a mutually-acceptable resolution. One of five things typically happens:

1)	The borrower refinances the loan and stays in the house.

2)	We accept a discounted lump sum in full settlement of the loan and the borrower stays in the house.

3)	We modify the terms of the loan and the borrower stays in the house.

4)	The borrower cannot afford to stay in the house, or doesn’t want to. In that case, we take ownership of the house (typically through foreclosure) and sell it.

5)	From time to time, we sell Mortgages to other investors.

We make a profit if:

●	The proceeds we receive from the sale or other dispositions of Mortgages, plus the proceeds from selling assets (Mortgages or real estate), plus any payments we receive from borrowers; exceeds

●	The price we paid for the Mortgages in the first place, plus all our expenses (e.g., operating costs and legal fees).

Summary of the Offering

The Company is offering to sell its securities to the public in what we refer to as the “Offering.” Specifically, the Company is offering to sell up to $50,000,000.00 of Series A Preferred Stock in the Company. We refer to anyone who purchases Series A Preferred Stock as an “Investor” or a “Series A Stockholder.”

The Company is required to distribute its available cash (i.e., any cash available after paying all expenses) in the following order of priority:

●	First, to the Series A Stockholders until they have earned a compounded annual return of 8% on the unreturned balance of their investment.

●	Second, to the Series A Stockholders until they have received a return of all of their invested capital.

●	Third, after the Series A Stockholders have received their 8% annual return and all their invested capital, any remaining available cash will be distributed to the Company’s Common Stockholders.

NOTE: There is no guaranty that we will earn enough profit to distribute any return to any class of Investor, or even to return their capital.

The Company will try to return to Investors all of their capital no later than the fifth anniversary of the purchase date, assuming there is sufficient cash flow. However, Investors might receive their capital sooner, later, or not at all.

THAT WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR
CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

Buying Series A Preferred Stock is speculative and involves significant risk, including the risk that you could lose some or all of your money. This section describes some of the most significant factors that make the investment risky. The order in which these factors are discussed is not intended to suggest that some factors are more significant than others. All investments carry some level of risk. Even cash has an associated risk; inflation over time will reduce the purchasing power of that cash. There are no safe investments and there are no safe stores of wealth.

Our Auditor Has Raised Questions About Our Ability to Survive As A Going Concern: In the audited financial statements attached to this Offering Circular, our auditor has noted that the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a “going concern.” As further noted by our auditor, the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts.

Speculative Nature Of Real Estate And Distressed Debt Investing: Real estate and distressed debt is notoriously speculative and unpredictable. Many, very experienced, well-informed professional investors, banks, insurance companies and others lost money when the real estate, stock and debt markets declined in 2007-8. When the markets are healthy, as they were from 2003 through 2006, it appears that they would be healthy forever. The reality is that markets are highly cyclical and unpredictable. History has shown that the real estate and debt markets can collapse without warning and that can result in devastating losses. The assets purchased by the Company will be backed by real estate. If the real estate market or the economy declines, the Company might not be able to pay the return you expect or even repay your investment.

No Guaranty of Distributions: When you buy a certificate of deposit from a bank, the federal government (through the FDIC) guarantees (subject to certain limits) you will get your money back. Buying Series A Preferred Stock in the Company is very different. The ability of the Company to make the distributions you expect, and ultimately to repay your investment, depends on a number of factors. Some of these factors are beyond our control. There is no guarantee that you will receive any distributions.

Speculative Nature of Real Estate Mortgages: Investments in mortgages backed by real estate are highly speculative. Among the risks are the following:

●	We could be incorrect in our valuation of the real estate that secures the mortgage. For example, if we paid $80,000 for a mortgage, believing that the value of the underlying real estate is $100,000 but the actual value is only $70,000 we could incur a substantial loss. Our assessment of the value of the underlying real estate could be incorrect for any number of reasons, including unknown and unanticipated environmental hazards.

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●	A borrower could tie us up in legal proceedings for a lengthy period of time, as we try to foreclose on the underlying real estate.

●	A borrower could file for bankruptcy protection, causing further delay, cost, and complication. In some cases the courts can reduce the balance secured by a mortgage or can strip the security entirely.

●	We may be hampered by local foreclosure, consumer protection and licensing laws, or changes in those laws that we or our legal team had not taken into account. These laws could hamper our ability to foreclose on the underlying real estate.

●	We could make errors in due diligence prior to purchasing a mortgage or learn after purchase that the original lender or prior mortgage holder had failed to comply with legal or technical requirements in the mortgage documents, making it more difficult or even impossible for us to collect on the mortgage and/or foreclose on the property.

●	The borrower might have lied on the original mortgage application about important information, including the ownership of the underlying real estate or the existence of prior liens.

●	If the underlying real estate securing a mortgage is encumbered by other liens with a higher priority, it could reduce or even eliminate the value of the mortgage.

●	The person who sold the mortgage to the Company might have lied about or hidden important information.

●	A borrower could make claims against the Company based on a theory of “lender liability” or otherwise.

Pricing of Assets: The success of the Company, and its ability to make distributions to Investors, depends on our ability to calculate the value of mortgages that are in default. Although the Company and its advisors rely on various objective criteria, ultimately the value of these assets is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful in accurately calculating the value of the assets.

Our Business Is Heavily Regulated: Our business is subject to extensive licensing requirements, consumer protection laws, foreclosure laws, and regulatory oversight by federal, state and local governmental authorities. If we fail to operate our business in compliance with the law, our business, reputation, financial condition and results of operations could be materially and adversely affected, leading to (among other things) (i) loss of our right to invest in residential mortgages, (ii) government investigations and enforcement actions against us, (iii) fines, penalties and judgments against us, (iv) civil lawsuits, including class actions, (v) criminal liability, and (vi) breaches of covenants and representations under our servicing agreements, debt agreements, or other agreements.

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Licensing Requirements: Many states impose certain licensing requirements on investors who buy and sell mortgage loans secured by 1-4 family residential properties. The Company has engaged regulatory counsel to ensure that it complies with all applicable laws and regulations, but has not yet decided on or implemented a compliant structure. Complying with all applicable laws and regulations could be expensive and burdensome. On the other hand, if the Company does not comply, we could face fines, lawsuits, investigations, fines, penalties – even the termination of our business.

We Rely Extensively on Third Parties: After the Company buys a loan, we rely on third parties to service the loan, to work out an acceptable arrangement with the homeowner (if possible), to foreclose on the real estate (if necessary), and to handle every other aspect of the Company’s business. These third parties provide services to the Company pursuant to written agreements which could, under some circumstances, be terminated, and through employees that the Company does not control directly. A disruption of any of these third party relationships could damage the Company.

Risks Relating To Technology: We depend on the effective implementation and operation of our technology systems. Technology failures, defects or inadequacies, development delays, installation difficulties or security breaches could hurt our operations and increase our costs. Disruptions, failures, defects or inadequacies in our technology, delays in the development of, or installation difficulties with, our technology, or security breaches to our technology could delay or disrupt our ability to provide services to our customers and result in significant financial and reputational harm.

Risks Relating To Personally Identifiable Information: We will collect, process, store, use and disclose personal information of borrowers, including names, addresses, social security numbers, bank account numbers, credit card numbers and credit history information. Such information is subject to various federal, state and other laws regarding data privacy and protection, which are always changing. We might be required to expend significant time, money and other resources towards compliance with such laws, and we may be subject to orders, fines, penalties or other adverse consequences from governmental authorities, as well as lawsuits from consumers, if we fail to comply with them, not to mention the possible damage to our reputation (e.g., Target).

The Company Does Not Have A Credit Rating from Moody’s or Standard & Poor’s: Credit rating agencies, notably Moody’s and Standard & Poor’s, assign credit ratings to debt issuers, which are intended to help Investors gauge the ability of the issuer to repay the mortgage. The Company has not been rated by Moody’s or Standard & Poor’s and, as a result, Investors have no objective measure by which to judge the creditworthiness of the Company.

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Incomplete Due Diligence: We perform “due diligence” on the mortgages we purchase, meaning we review the available information about the assets and the underlying collateral. As a practical matter, however, it is simply impossible to review all of the information about a given mortgage or any asset and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, and we cannot verify all of the information we receive independently. It is also possible that we have reached inaccurate conclusions concerning the information we have reviewed.

Reliance on Management: You will not have a right to vote or otherwise participate in managing the Company, except on very limited matters. Instead, the Investment Manager will make all investment and trading decisions and the Managing Member of the Company will make all other business decisions. As a result, the success of the Company – and its ability to make payments with respect to your Series A Preferred Stock – will depend almost exclusively on the skills of the principals of our Investment Manager and Managing Member, Messrs. Paul Birkett and Abbas Jessa. If the principals resigned, became ill, or died, the Company and its Investors could suffer.

Competition: Many companies and individuals compete to invest in the same kinds of mortgages the Company seeks to buy. Our competitors may have a lower cost of capital, better access to leverage, or other advantages compared to the Company. The more competition there is, the more the Company may be required to pay for mortgages and the more risk the Company may be required to assume to obtain a given return (yield) on its investments.

Risks Associated with Leverage: The Company might borrow money from banks or other lenders to purchase mortgages or other assets. Borrowing money to purchase assets is sometimes referred to as “leverage.” While using leverage can increase the total return on the Company’s equity, it also increases risk because the amount borrowed has to be repaid in accordance with a schedule. For example, the Company might have to sell assets at a time when values are low simply to make scheduled interest payments to a lender.

The Company is a Startup Business: Although the principals of the Managing Member have been engaged in the real estate and distressed mortgage debt industries for years, the Company itself is a new business with a new and unproven business model, i.e., investing in non-performing loans using capital raised on the Internet. Like any new business, the Company faces challenges on a number of fronts, including attracting and retaining qualified employees (of its Managing Member), designing and implementing new business systems, technology systems, marketing, and capital formation. If the Company failed in any of these or other key areas, the whole business could fail.

Competing Objectives: The Company has financial objectives – generating current income and capital appreciation – but it also has non-financial objectives. The Company does not try to extract the maximum possible financial value from every loan. Our objective is to find an affordable payment for every borrower. We do not seek the maximum possible payment. Experience has taught us that stretched borrowers are inconsistent payers. Our choice to find affordable payments for our borrowers could hamper the Company’s ability to make distributions to Investors.

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Limitation on Rights in Operating Agreement: The Company is governed by an Limited Liability Company Agreement dated June 21, 2019, which we refer to as the “Operating Agreement.” The Operating Agreement limits your rights in several important ways, including these:

●	The Operating Agreement significantly curtails your right to bring legal claims against management. For example, it eliminates any fiduciary obligations that would otherwise be owed by the Managing Member. However, the waiver of fiduciary obligations does not apply to claims arising under the Federal securities laws.

●	The Operating Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	You have no right to remove the Managing Member, even if you think the Managing Member is doing a bad job.

●	The Managing Member is allowed to amend the Operating Agreement in certain respects without your consent.

●	The Operating Agreement restricts your right to sell or otherwise transfer your interest.

●	The Operating Agreement provides that all disputes will be conducted in Wilmington, Delaware.

●	The Operating Agreement provides for a waiver of jury trials. However, that rule does not apply to claims arising under the Federal securities laws.

Limitations on Rights in Investment Management Agreement: The Company’s investments are managed by Automation Capital Management, LLC, an affiliate of the Managing Member, which we refer to as the “Investment Manager,” pursuant an agreement captioned “Investment Advisory and Management Services Agreement” and dated June 21, 2019, which we refer to as the “Investment Management Agreement.” The Investment Management Agreement limits the right of the Company or an Investor to bring legal claims against the Investment Manager. For example, the fact that the Investment Manager overpaid for a mortgage or a pool of mortgages would not, in itself, give the Company or an Investor the right to sue.

Limitations on Rights in Investment Agreement: To purchase our Series A Preferred Stock, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Series A Preferred Stock:

●	Any claims arising from your purchase of Series A Preferred Stock or the Investment Agreement must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under the Federal securities laws.

●	You would not be entitled to a jury trial. However, that rule does not apply to claims arising under the Federal securities laws.

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Forum Selection Provision: Our Operating Agreement and Investment Agreement each provide that any dispute arising from such agreement (including, but not limited to, any dispute arising from the purchase of Series A Preferred Stock pursuant to the Investment Agreement) will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor, or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if the principals of our Managing Member devoted their full attention to maximizing the value of just the mortgages and other assets purchased by the Company. Instead, they will also be managing other businesses and business interests simultaneously.

●	Members of the Managing Member have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

●	Our compensation is based in part on the amount of capital we raise and number of loans we buy. To some extent, we have a financial incentive to raise as much money as possible, even if we cannot deploy the capital effectively, which could lead us to buy mortgages with lower potential and/or to overpay for loans.

●	We might buy mortgages from our affiliates. Although we will always seek to establish a fair, arm’s-length price for mortgages, our interests as a seller conflict with your interests as a buyer.

●	The lawyer who prepared the Operating Agreement, the Investment Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Management Fees: The fees payable to our Managing Member will reduce, perhaps significantly, the amount of cash the Company has available to make distributions to Investors.

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Uninsured Losses: We intend to maintain insurance policies that provide coverage within limits that are sufficient, in our Managing Member’s judgment, to protect us from legal claims and other liabilities arising from the conduct of our businesses. There can be no assurance that adequate insurance coverage will be available to the Company, that losses incurred by the Company will not exceed the limits of our available insurance coverage, or that coverage will be provided on terms that will not have a material adverse impact on our financial condition and operating results.

No Market for the Series A Preferred Stock; Limits on Transferability: There are several obstacles to selling or otherwise transferring your Series A Preferred Stock:

●	There will be no established market for your Series A Preferred Stock, meaning you could struggle to find a buyer.

●	By its terms, the Series A Preferred Stock may not be transferred without the Company’s consent. The Company also has a right of first refusal to purchase any shares of Series A Preferred Stock proposed to transferred.

●	Although you have the right to ask us to purchase your Series A Preferred Stock, or consent to the sale of your Series A Preferred Stock to a third party, there is no guaranty that we will be able to do so.

Taking all of that into account, you should prepare for the possible need to hold your Series A Preferred Stock indefinitely.

Early Payment: The Company expects to pay back your capital by the fifth anniversary of the contribution of capital. Therefore, you should not expect to receive a return for the entire five-year period.

Tax Cost: Some of the Company’s income will be in the form of interest or short-term capital gain, rather than long-term capital gain.

Our Track Record Does not Guaranty Future Performance: The section captioned “Past Performance: Our Track Record So Far,” starting on page 18, illustrates the performance of certain affiliates of the Company, engaged in the same or similar business in which the Company plans to engage. However, there is no guaranty that the Company will do as well as its affiliates have done. The economy as a whole and the real estate market in particular have been very favorable to date; as surely as night follows day, economic conditions will change and we might not be able to adapt.

Risk of Failure to Comply with Securities Laws: The current Offering by the Company relies on an exemption under Regulation A of the SEC code. We have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from investors.

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Investors Can’t See Our Actual Investments Before Investing: As of the date of this Offering Circular, the Company doesn’t own any mortgages or other real estate assets. As a result, Investors cannot see or evaluate our assets before making an investment decision. Instead, investors are asked to invest first, then trust that their money will be invested wisely.

The Company Stands On Its Own: The Company will either succeed or fail on its own account. Although certain affiliates of the Company have been successful, there is no guaranty that the Company will be successful. Further, neither the Managing Member, the Investment Manager, nor any other person or entity has committed to provide financial assistance to the Company should such assistance become necessary.

Regulation As An Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost in doing so, which would impair our ability to make payments with respect to the Series A Preferred Stock. If we failed to comply with these special rules and regulations, we could be prohibited from operating our business and become subject to civil and criminal liability, and any contracts we were a party to might be unenforceable. We intend to conduct our business so that we are not treated as an investment company. See the “Investment Company Act Limitations” section starting on page 27. However, we might not be successful.

Asset-Backed Securities: The securities laws include two definitions of the term “asset-backed security.” If the Series A Preferred Stock were treated as “asset-backed securities” within the meaning of the first of these definitions, we would not be allowed to sell them in this Offering. If the Series A Preferred Stock were treated as “asset-backed securities” within the meaning of the second of these definitions, the Company would be subject to substantial and onerous reporting obligations. For the reasons described in the “Asset-Backed Securities” section starting on page 28, we do not believe that the Series A Preferred Stock constitute asset-backed securities under either definition. If the Securities and Exchange Commission or another regulatory body were to conclude otherwise, however, we might be unable to complete the Offering, or we might be subject to onerous reporting obligations.

Breaches of Security: It is possible that our systems could be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

AF 2019 NPL A LLC, which we refer to as the “Company,” is a limited liability company organized under the laws of Delaware. The Company pursues a single goal: to generate income for its owners and Investors in an ethical and socially-responsible manner.

The Company was formed to invest in (buy) primarily non-performing mortgages, meaning mortgages that are secured by a mortgage on a private residence (i.e., somebody’s home) for which payments on the mortgage are not being made by the borrower (the mortgagee). We refer to these as “Mortgages”.

The Mortgages we intend to buy were often originated or previously owned by financial institutions that are now defunct or in financial difficulty, like Countrywide Financial, Lehman Brothers, Associates Financial Services and a variety of banks and insurance companies.

The Company will typically buy Mortgages through an open bidding process and has developed a proprietary model for calculating the appropriate amount to bid. We focus on:

●	Smaller balance first lien mortgages and lower-value assets with unpaid principal balances in the range of $100,000 or less.

●	Second-lien mortgages which can be purchased at a greater discount than first lien mortgages.

The originator of the loan (usually a bank or mortgage company) is generally unable or unwilling to modify the original terms of the loan. Instead, the originator sells the non-performing loans to a third party – a company like ours. After we buy a Mortgage, a third-party mortgage servicing company we have retained contacts the borrower on our behalf. We try to achieve a quick resolution that is acceptable both to the borrower and to us.

Depending on a number of factors, including the income of the borrower, the local market, and the value of the asset, one of five outcomes is likely:

●	Outcome #1 - Refinance: The borrower is able to refinance the Mortgage through another lender, and we accept the refinanced amount (which is lower than the face value of the Mortgage but still more than we paid for it) as payment in full, which allows the borrower to stay in the house.

●	Outcome #2 – Short Settlement: Even without refinancing, the borrower is able to pay us a lump sum that we accept as payment in full, which allows the borrower to stay in the house.

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●	Outcome #3 - Modification: We and the borrower agree to modify the terms of the Mortgage, i.e., the principal amount and/or the interest rate and loan duration. Once the borrower has begun to make regular payments under the new terms, we may sell the Mortgage to a third party, again allowing the borrower to stay in the house.

●	Outcome #4 – Foreclosure or Deed In Lieu of Foreclosure: If the borrower cannot afford to stay in their house or doesn’t want to, we will take ownership and either sell the house or rent it. In some cases, the borrower will transfer the deed to us voluntarily in exchange for (i) an incentive payment, and (ii) being released from personal liability for the Mortgage. Sometimes however, we are required to take legal action (i.e., to foreclose or repossess).

●	Outcome #5 – Sale of Loan: If some cases we will sell the Mortgage outright, hopefully (but not always) for more than we paid for it.

In general, our revenues can come from these sources:

1)	The proceeds we receive when a Mortgage is refinanced under Outcome #1;

2)	The lump sum we received under Outcome #2;

3)	The proceeds we receive when a Mortgage is sold under Outcome #3;

4)	The proceeds we receive when a house is sold under Outcome #4;

5)	The proceeds we receive when a Mortgage is sold under Outcome #5; and

6)	Any payments we receive from the borrower along the way.

We will make a profit if the sum of these revenues exceeds the price we paid for the Mortgages in the first place, after subtracting all our expenses (e.g., management and legal fees).

Management

Business Management

The Company is managed by Automation Holdings, LLC, which we refer to as the “Managing Member.” The Managing Member has exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Series A Preferred Stock in the Offering, have no right to participate in the management of the Company.

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Investment Management

The Managing Member has delegated responsibility and authority for making investment and trading decisions to Automation Capital Management LLC, which we refer to as the “Investment Manager,” pursuant to an Investment Advisory and Management Services Agreement dated June 21, 2019 which we refer to as the “Investment Management Agreement.” A copy of the Investment Management Agreement is attached as Exhibit 1A-6A. The Investment Manager is currently exempt from registration as an investment advisor with both the Securities and Exchange Commission and the State of New York.

Management Fees

The Managing Member will charge certain fees to the Company, as described in “Compensation of Management” starting on page 44.

Investment Strategy

The Investment Manager believes the Company can buy distressed residential mortgages at significant discounts to their unpaid principal balances and, more importantly, to the value of the underlying houses. Many depository institutions and other holders of sub-performing or non-performing mortgages in the United States continue to be under financial duress and may be motivated to sell these mortgages at attractive prices. In addition, government-related agencies acting as receivers, such as the Federal Deposit Insurance Corporation, have acquired and are expected to continue to acquire significant portfolios of troubled mortgages from failed depository institutions. Many sellers look to sell the smallest, most distressed mortgages in their portfolios to companies like ours, that are willing to take on the work required to reach a resolution with the borrower.

The size of the non-performing and sub-performing residential mortgage market has grown considerably in the last few years, and the Investment Manager believes that it will continue to grow. Based upon research concerning those markets, including the public statements and/or reports issued by leading lenders, servicers, and data aggregators and analysts, the Investment Manager believes that close to $100 billion of residential mortgage mortgages are troubled or at significant risk of default.

The principals of our Investment Manager have significant experience with lower-dollar-value distressed mortgages, generally on residential properties worth less than $100,000. Our Investment Manager’s principals believe they are one of only a few national, institutional-quality buyers for these lower-dollar-value assets. Consequently, we seek to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single-family residential mortgages, secured by one-to-four-family assets. On occasion, if the Investment Manager believes it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) mortgages secured by more than four family assets, and/or (iii) and commercial mortgages. Despite these occasional purchases, the Company expects that mortgage mortgages secured by one-to-four-family assets will comprise no less than 95% of its total portfolio, although the Investment Manager is not bound by that figure.

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The Bidding Process

Bidding on mortgages and mortgage portfolios (groups of mortgages) is both an art and a science.

Typically, the process begins when a seller provides the Company and other potential buyers with a list of mortgages being offered for sale. The seller might provide such information as:

●	A full or partial address of the property

●	The borrower’s name

●	The property type

●	The original mortgage amount

●	The original appraised value of the property

●	The term of the mortgage and the maturity date

●	The current and/or original interest rate and principal and interest payment

●	The escrow balance

●	The borrower’s original FICO score

●	Mortgage modification data

●	Payment history

●	Foreclosure or bankruptcy status

●	Property square footage and lot size

●	Broker’s price opinion

●	The delinquent real estate tax amount (if any)

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Based on that information, which is rarely complete, we and other potential buyers make an initial bid. If we win the initial bid, we order at least two more documents: a title report and a broker’s price opinion.

If the title report is acceptable and the broker’s price opinion is in the right range, we conduct a thorough due diligence review, including considerations such as: (i) whether the borrower is still the owner of the property, (ii) whether the mortgage is still on title, (iii) whether the property is occupied or vacant, (iv) the amount of delinquent taxes and other liens; and (v) the bankruptcy history of the borrower, if any.

We may adjust our original bid up or down based on these and other factors. Sometimes we will retract our initial bid altogether.

Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller judges the bid to be too low. If we are able to reach terms with the seller, we proceed to a binding contract and closing.

Mortgage Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company itself will not service the loans that it acquires. Instead, it will engage Land Home Financial Services, Inc., a national loan servicer (“Land Home”) to service the loans, pursuant to a Special Loan Servicing Agreement (the “Servicing Agreement”). A copy of the Servicing Agreement is attached as Exhibit 1A-6B.

The services of Land Home will include:

●	Issuing statements to borrowers

●	Receiving and processing borrower payments

●	Communicating with borrowers

●	Seeking to achieve settlements with borrowers

●	Handling loan modifications

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Key Positions

The following are the key positions in the operations of the Company:

●	Due Diligence Specialists: Due Diligence Specialists run potential mortgage purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying asset, (ii) the outstanding mortgage amount, (iii) the owner of the asset, (iv) the amount of outstanding taxes on the underlying real estate (if any), (v) any encumbrances on the underlying real estate and (vi) the bankruptcy history of the borrower.

●	Document Specialists: A Document Specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged, recorded, and stored appropriately. This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

●	Asset Managers: The Asset Manager guides the borrower through mortgage modification, repayment plans, deed-in-lieu, and other resolution options. Asset Management is a hybrid role that blends borrower counseling, mortgage servicing, and property management/preservation to meet dual goals of (i) keeping the borrower in their home and (ii) providing attractive returns to investors.

●	Litigation Coordinators or Legal Associates: Litigation Coordinators and Legal Associates manage the Company’s relationship with its attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

The Company itself will have no employees. All of these roles will filled by employees of the Managing Member or a third-party mortgage loan servicer.

Leverage

The Company might borrow money to buy Mortgages or other assets, which is referred to as “leverage.” The Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy Mortgages, the amount of the borrowing typically does not exceed 50% of the price of the Mortgages.

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Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

●	Availability of Reasonably Price Mortgages: For the Company to succeed, it must be able to purchase distressed loans at reasonable prices. The volume of these mortgages skyrocketed during the recession of 2008-9, as borrowers were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improves the number of distressed mortgages could dwindle, making it more difficult for us to purchase Mortgages at reasonable prices.

●	Competition to Purchase Mortgages: More and more individuals and companies have entered the market for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase Mortgages at reasonable prices.

●	Availability of Credit to Borrowers: One way we liquidate the Mortgages in our portfolio is when the Mortgages are refinanced by a lender and the Mortgage we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, borrowers might not be able to refinance Mortgages, or not as easily.

●	Housing Market: Another way we liquidate the Mortgages in our portfolio is to take ownership of the asset securing a mortgage and sell it. If housing prices fall, our profits fall along with them.

●	Interest Rates: Our business is very sensitive to changes in interest rates. If interest rates fall, the value of the Mortgages in our portfolio increases. If interest rates rise, the value of the Mortgages in our portfolio decreases. Today, interest rates in general, and Mortgage interest rates in particular, are lower than the historic average, suggesting that interest rates are more likely to go up than go down.

●	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the federal government and by state governments. It is possible that laws or regulations could be changed in a way adverse to our business.

●	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems, including our pricing and settlement models. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

●	Ability to Attract Qualified Employees: Like any financial businesses, we rely on data to drive our decisions. With that said, this is very much a “people business.” Not only do we need human eyes to review and sense-check the pricing models, but the real key to our success lies in our ability to quickly and proficiently interact with borrowers.

Any internal systems are the intellectual property of the Managing Member and any such employees are employees of the Managing Member, not the Company.

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Offices and Employees

The Company’s offices are located at 228 Park Avenue South #67157, New York, NY 10003. The Investment Manager’s address is the same, as is the address of the Managing Member.

The Company has no employees. The Managing Member currently employs eight people on a full-time basis. The Managing Member’s total payroll during its most recent fiscal year was approximately $1,000,000.00.

Our Revenue

The revenue of the Company will include:

●	Payments we receive from borrowers with respect to their Mortgages

●	Rental payments we receive from rented real estate

●	Proceeds we receive from the sale of Mortgages

●	Proceeds we receive when a borrower pays off a Mortgage

●	Payments we receive from borrowers or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company will incur a variety of costs and expenses, including:

●	Fees paid to our Managing Member and its affiliates

●	Fees paid to third-party loan servicers

●	The costs of the Offering

●	Costs incurred in finding, evaluating, and purchasing Mortgages and other mortgages

●	Commissions

●	Settlement charges, including title charges

●	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

●	Mortgage servicing fees

●	Investor communications

●	Insurance premiums

●	Taxes and fees imposed by governmental entities and regulatory organizations

●	Bank and escrow fees

State Licensing Laws

A number of states regulate entities that invest in residential mortgages. The Company has engaged regulatory counsel to ensure that it complies with all applicable laws and regulations.

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PAST PERFORMANCE: OUR TRACK RECORD SO FAR

Summary and Narrative Description

Automation Holdings, LLC and its affiliates have been investing in distressed mortgages for profit for approximately four years. During that time, it has purchased approximately 1257 mortgages for an aggregate price of approximately $14,925,946 in three different offerings of securities. We refer to each of these as a “Program”

All of these Programs are similar to the Company in the following respects:

●	They all involve raising money from investors.

●	They all involve conducting the same business as the business in which the Company will be engaged.

●	The business of the Company will be conducted by the same personnel, using the same facilities and technology, as the businesses conducted by the Programs.

●	Each of the Programs also has investment objectives that are identical to the investment objectives of the Company.

Because of these similarities, investors who are considering purchasing Series A Preferred Stock from the Company might find it useful to review information about the Programs. Of course, prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior Program has been successful (or unsuccessful) does not mean the Company will experience the same results in the future.

There have been no major adverse business developments or conditions experienced by any Program that would be material to purchasers of the Company’s Series A Preferred Stock.

None of the Programs:

●	Has been registered under the Securities Act of 1933;

●	Has been required to report under section 15(d) of the Securities Exchange Act of 1934;

●	Has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or

●	Has, or has had, 300 or more security holders.

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The following table summarizes the three Programs through December 20, 2018. All figures are presented on a federal income tax basis.

Program Name	Panatte	APP	PFF
Portfolio Type	Principal Investment	Principal Investment	Principal Investment
Asset Class	NPL 1st & 2nd Lien	NPL 2nd Lien	NPL 2nd Lien
Start Date	12/1/2015	3/30/2014	6/1/2015
Amount Offered	$13,876,065	$109,030	$949,881
Raised from Investors	$13,876,065	$109,030	$949,881
Length of Offering	1 month	1 month	2 months
Closing	12/31/2015	4/23/2014	8/4/2015
Time to Deploy 90% Of Capital	1 month	1 month	1 month
Number of Loans Purchased/when stated managing	1116	12	129
Total Purchase Price of Loans	$13,876,065	$100,000	$949,881
Total UPB of Loans	$65,937,151	$603,542	$6,834,941
Leverage	0	0	0
Number of Loans Remaining	102	1	23
Total ROI*	29.32%	115.63%	55.28%
Targeted Yield to Investors	10%	10%	10%
Paid to Investors To Date (Capital & Inc)	$17,503,527	$235,279	$1,173,652
Amount Paid to Date As Percentage of Investment	126%	235%	124%
Remaining Investor Capital	$0	$0	$0
Value of Assets Remaining**	$440,774	$0	$282,315
Outstanding Indebtedness	0	0	0
Total Management Fee To Date	$1,897,635	0	0
Total Class M Distribution to Date	0	0	0
Other Compensation to Managing Member and Affiliates	None	None	None

*	The Total Return So Far is calculated for the entire Program, not for any particular security issued by the Program, and is equal to (i) the sum of (A) the total net cash flow received from the loans in the Program since the date of acquisition (i.e., all payments received plus the proceeds from the sale of loans, less expenses), plus (B) the current estimated fair market value of the unsold loans that remain in the Program, by (ii) the total original purchase price of the loans in the Program.

**	The Value of Assets Remaining is primarily the value assigned to the remaining assets as of the time they were purchased, in some cases written down (but not up). As described earlier, the Investment Manager uses a proprietary pricing tool to evaluate mortgage purchases. The proprietary pricing tool takes into account factors that include, but are not limited to, the estimated value of the real estate securing each mortgage and the history of mortgage payments. The Investment Manager reevaluates the value of its assets only as needed – for example, when it sells a Mortgage. Reevaluations are not performed on a regular basis.

The operating results for the Programs since inception are set forth on Exhibit 1A-15.1.

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $50,000,000 of our Series A Preferred Stock. The price of the Series A Preferred Stock is $10.00 per share.

Voting Rights

Owners of the Series A Preferred Stock – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Managing Member exclusively. However, the Managing Member may not change the terms of the Series A Preferred Stock in a manner that would be adverse to Investors without the consent of holders of a majority of the shares of Series A Preferred Stock.

Distributions

We intend to make distributions every calendar quarter. The order of distributions will be governed by the Company’s Operating Agreement as well as the Authorizing Resolution establishing the Series A Preferred Stock.

Section 3.1 of the Authorizing Resolution provides for the following order of priority:

●	First, under section 3.1.1 of the Authorizing Resolution, we will distribute enough to pay Investors an annual return of 8% on their invested capital.

●	Second, under section 3.1.2 of the Authorizing Resolution, we will return to Investors all of their invested capital.

●	Third, under section 3.1.3 of the Authorizing Resolution, after Investors have received their 8% annual return and all their invested capital, we will keep any remaining profit for ourselves.

The Operating Agreement is attached as Exhibit 1A-2B. The Authorizing Resolution is attached as Exhibit 1A-2C.

IMPORTANT NOTE: There is no guaranty that we will have enough money to pay Investors a 8% return, or even to return their capital.

Term of Series A Preferred Stock

Under the Authorizing Resolution, the Managing Member must try to return all of the money invested by each Series A Stockholder no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, Series A Stockholders might receive a return of their investment later than five years, or not at all. If the Company is profitable, as we expect it to be, it is likely that investors will receive a return of their investment sooner than five years.

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How We Decide How Much To Distribute

To decide how much to distribute during any calendar quarter, we start with our revenues, which include the proceeds of sale and refinancing transactions as well as payments we receive from borrowers with respect to their mortgage mortgages. We then subtract our actual expenses, which include management fees, bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, and legal and accounting fees. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay an 8% annual return to Investors or even to return all of the invested capital.

Transfers

No Investor may sell, transfer, or encumber (place a lien on) its Series A Preferred Stock unless (i) the Managing Member, in its sole and absolute discretion, approves the transfer; or (ii) in the case of an Investor that is a natural person, such Investor dies or a court finds that he or she is legally incompetent, in which case the Series A Preferred Stock shall be transferred automatically to the heirs or personal representative of the Investor.

Before the Managing Member consents to a transfer of Series A Preferred Stock, it may impose reasonable conditions, including but not limited to written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933; (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer; and (iii) the transfer will not cause the termination of the Company as a partnership under section 708 of the Internal Revenue Code or cause the Company to be treated as a “publicly traded partnership” under section 7704 of the Internal Revenue Code.

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Mandatory Withdrawals

The Managing Member may require an Investor to sell back to the Company all or a portion of his, her, or its Series A Preferred Stock under certain circumstances, including if:

●	The Managing Member believes the Investor made a material misrepresentation to the Company;

●	Legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

●	The Investor transferred Series A Preferred Stock in violation of the Operating Agreement;

●	The Managing Member believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation; or

●	The Managing Member determines, in its good faith discretion, that such sale would be in the best interest of the Company.

The purchase price would be the capital account associated with the shares.

Limited Right of Liquidity

At any time after purchasing Series A Preferred Stock, an Investor may request that the Company purchase all or a portion of the Investor’s Series A Preferred Stock. Upon receipt of such a request, the Managing Member must use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available. If the Company is not able to purchase the Series A Preferred Stock, the Investor may either rescind or maintain the request.

In seeking to accommodate a request from an Investor, the Company is not required to (i) borrow money or dispose of assets; or (ii) take any other action the Managing Member believes would be averse to the interests of the Company or its other Members.

During any given calendar year, the Company shall (i) not be obligated to purchase of shares of Series A Preferred Stock representing more than 25% of the total number of shares of Series A Preferred Stock owned by a Series A Stockholder, and (ii) not purchase shares of Series A Preferred Stock representing more than 25% of the total number of shares of Series A Preferred Stock issued and outstanding.

If all or a portion of an Investor’s Series A Preferred Stock is purchased pursuant to the Investor’s request, the Investor’s rate of return could be reduced below 8%. Specifically, if the purchase occurs within six months following the date the Investor acquired its Series A Preferred Stock, then the return will be reduced from 8% to 6%, while if the purchase occurs more than six months but less than 12 months following the date the Investor acquired its Series A Preferred Stock, then the return will be reduced from 8% to 7%.

If more than one Investor asks the Managing Member to purchase or arrange for the purchase of Series A Preferred Stock, the Managing Member will consider the requests in the order received.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.AutomationFinance.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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SALE AND DISTRIBUTION OF SECURITIES

In the Offering, we are offering up to $50,000,000 of our Series A Preferred Stock, which we refer to as the “Series A Preferred Stock.” The price of the Series A Preferred Stock is $10.00 per share and the minimum initial investment is $250.00

The Offering will begin as soon as our registration statement is “qualified” by the Securities and Exchange Commission. It will end upon the earlier of (1) the date we have sold $50,000,000 of Series A Preferred Stock (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

Only the Company is selling securities in this Offering. None of our existing Members is selling any securities.

There is no “minimum” in this offering. Although we are trying to raise as much as $50,000,000, we will accept and deploy all the money we raise, no matter how little. If we raise less money, it just means we will buy fewer Mortgages and other assets.

We are not using an underwriter or broker to sell the Series A Preferred Stock. Instead, we are selling Series A Preferred Stock only through our website, located at www.AutomationFinance.com, which we refer to as the “Site.” If you are reading this Offering Circular, you probably visited the Site and clicked through.

We are not paying commissions to anybody for selling the Series A Preferred Stock.

We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Series A Preferred Stock, our advertising materials will not give a complete understanding of this Offering, the Company, or the Series A Preferred Stock and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Series A Preferred Stock.

For instructions how to invest, see the “How To Invest” section, starting immediately below.

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HOW TO INVEST

To buy Series A Preferred Stock, go to our website, www.AutomationFinance.com, which we refer to as the “Site,” and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

You will pay for your Series A Preferred Stock using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until we review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decide to accept your subscription, we will release your money from the escrow account to the Company at a time we select. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Series A Preferred Stock.

Anyone can buy Series A Preferred Stock. We do not intend to limits investment to people with a certain income level or net worth, subject to the limitations described herein.

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USE OF PROCEEDS

We expect the Offering itself to cost about $75,000, including legal and accounting fees – principally the cost of preparing this Offering Circular. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to purchase mortgages and other assets for the Company, and to pay its normal operating costs, including the management fee to the Managing Member. The following tables estimates how the proceeds will be used:

If We Raise	Offering Expenses	Mortgage and Other Assets	Operating Expenses	Management Fees
$1,000,000	$105,000	$805,000	$70,000	$20,000
$5,000,000	$125,000	$4,395,000	$380,000	$100,000
$20,000,000	$235,000	$17,810,000	$1,555,000	$400,000
$50,000,000	$250,000	$44,840,000	$3,910,000	$1,000,000

NOTE: Those are estimates only. Actual results are likely to be different.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Series A Preferred Stock. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 is subject to stringent and onerous regulation, like a mutual fund. Being an investment company isn’t illegal, but is very expensive. If the Company were treated as an investment company it would be very bad for our business.

All of the Company’s assets will consist of Mortgages and other interests in real estate. As a result, and as discussed in detail below, we believe the Company will not be treated as an investment company because of the exemption under section 3(c)(5)(C) of the Investment Company Act of 1940, which provides that an entity “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” will not be treated as an investment company.

The SEC has taken the position that an issuer qualifies for the section 3(c)(5)(C) exemption if the following three conditions are satisfied:

1)	At least 55% of its assets consist of “mortgages and other liens on and interests in real estate.” We refer to these as “Qualifying Interests.”

2)	At least an additional 25% of its assets consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of the issuer’s assets are Qualifying Interests).

3)	Not more than 20% of the issuer’s assets consist of other “miscellaneous investments.”

The SEC has also taken the position that fee interests in real estate, and mortgage that are “fully secured by real property” constitute Qualifying Interests.

Finally, the SEC has taken the position that a mortgage will be treated as “fully secured by real property” where the following two conditions are satisfied:

1)	100% of the fair market value of the mortgage was secured by real estate at the time the issuer acquired the mortgage. We refer to this as the “Date of Purchase Test.”

2)	100% of the principal amount of the mortgage was secured by real estate at the time of origination. We refer to this as the “Date of Origination Test.”

Section 3.2(b) of the Operating Agreement imposes five requirements directly related to satisfying the Date of Purchase Test and the Date of Origination Test:

1)	At least 95% of the assets of the Company will consist of mortgages and other liens on and interests in real estate;

2)	For at least 95% of the mortgages purchased by the Company, the Investment Manager must have a reasonable belief that 100% of the acquisition cost of the mortgage (that is, the price paid by the Company for the mortgage) is secured by real estate at the time of purchase;

3)	No fewer than 95% of the mortgages purchased by the Company, by value, must include a written indication in the historic file that the mortgage was 100% secured by real estate at the time of origination;

4)	The Company will not purchase any mortgage where there is written indication in the historic file that the mortgage was not 100% secured by real estate at the time of origination; and

5)	The Investment Manager shall take such other steps to ensure that the Company is not treated as an investment company.

If the Company satisfies these five requirements, then it will also satisfy section 3(c)(5)(C) of the Investment Company Act of 1940, and will not be treated as an investment company. The Investment Manager will carefully monitor the Company’s assets for these purposes.

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ASSET-BACKED SECURITIES

Definition of “Asset-Backed Security” in Regulation A

The Series A Preferred Stock is being offered pursuant to Regulation A implemented by the SEC. Under 17 CFR §230.261(c), a security that is an “asset-backed security” may not be offered under Regulation A. For these purposes, the term “asset-backed security” has the same meaning as in Item 1101(c) of SEC Regulation AB.

In the opinion of the Company, the Series A Preferred Stock does not satisfy the definition of “asset-backed security” set forth in Item 1101(c) of SEC Regulation AB. Among other things, the Company will invest almost exclusively in non-performing mortgages, and under Item 1101(c)(iii), a security is not an “asset-backed security” if there are any non-performing assets.

As a result, the Company believes that Series A Preferred Stock may be offered and sold under Regulation A in this Offering.

Definition of “Asset-Backed Security” in Exchange Act

Section 3(a)(79) of the Exchange Act defines “asset-backed security” as:

A fixed-income or other security collateralized by any type of self-liquidating financial asset (including a mortgage, a lease, a mortgage, or a secured or unsecured receivable) that allows the holder of the security to receive payments that depend primarily on cash flow from the asset, including:

●	A collateralized mortgage obligation;

●	A collateralized debt obligation;

●	A collateralized bond obligation;

●	A collateralized debt obligation of asset-backed securities;

●	A collateralized debt obligation of collateralized debt obligations; and

●	A security that the SEC, by rule, determines to be an asset-backed security.

There are three reasons why we believe the Series A Preferred Stock should not be treated as “asset-backed securities” within the meaning of section 3(a)(79) of the Exchange Act.

First, the Series A Preferred Stock is not “collateralized” in any way.

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Second, payments to the holders of the Series A Preferred Stock do not “depend primarily on cash flow from the asset.” All of the purchased Mortgages are, by definition, non-performing and therefore generating very little cash flow, if any. The Company estimates that less than 10% of its total revenue reflects normal monthly payments made with respect to the purchased mortgages. Instead, the Company’s revenue, and the cash flow to holders of the Series A Preferred Stock, consists mainly of (i) the proceeds of sales of real estate acquired through cooperative resolutions (i.e., deeds in lieu of foreclosure) or through foreclosure; (ii) proceeds from reselling purchased mortgages which have been modified; and (iii) payments made in settlement of purchased mortgages. The Company does not passively collect cash flow, but actively manages a portfolio, turning non-performing mortgages into cash.

Third, we believe the Series A Preferred Stock is not the kind of securities that Congress or the SEC had in mind when section 3(a)(79) of the Exchange Act was enacted.

The SEC has described “asset-backed securities” as follows:

Asset-backed securities (ABS) are created by buying and bundling mortgages – such as residential mortgages, commercial mortgages or student mortgages – and creating securities backed by those assets, which are then sold to investors. Often, a bundle of mortgages is divided into separate securities with different levels of risk and returns. Payments on the mortgages are distributed to the holders of the lower-risk, lower-interest securities first, and then to the holders of the higher-risk securities.

In a basic securitization structure, an entity, often a financial institution and commonly known as a “sponsor,” originates or otherwise acquires a pool of financial assets, such as mortgage mortgages, either directly or through an affiliate. It then sells the financial assets, again either directly or through an affiliate, to a specially created investment vehicle that issues securities “backed” or supported by those financial assets, which securities are “asset-backed securities.” Payment on the asset-backed securities depends primarily on the cash flows generated by the assets in the underlying pool and other rights designed to assure timely payment, such as liquidity facilities, guarantees or other features generally known as credit enhancements. The structure of asset-backed securities is intended, among other things, to insulate ABS investors from the corporate credit risk of the sponsor that originated or acquired the financial assets [. . . .] Because the issuing entity is designed to be a passive entity, one or more “servicers,” often affiliated with the sponsor, are generally necessary to collect payments from obligors of the pool assets, carry out the other important functions involved in administering the assets and to calculate and pay the amounts net of fees due to the investors that hold the asset-backed securities to the trustee, which actually makes the payments to investors.

See https://www.sec.gov/spotlight/dodd-frank/assetbackedsecurities.shtml; and SEC Release Nos. 33-8518; 34-50905; File No. S7-21-04 (Effective March 8, 2005), available at: http://www.sec.gov/rules/final/33-8518.htm.

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In contrast to this description:

●	There are no “tranches” of Series A Preferred Stock.

●	The returns of the Series A Preferred Stock are not tied to the returns of the Company’s assets.

●	The Company’s assets will consist primarily of non-performing mortgages.

●	There are no mechanisms designed to assure timely payment, such as liquidity facilities, guarantees or other credit enhancements.

●	The structure of the Company does not involve creating a bankruptcy-remote entity like a trust.

●	The issuing entity, the Company, is not a passive participant.

For all of these reasons, the Company believes that the Series A Preferred Stock should not be treated as “asset-backed securities” under section 3(a)(79) of the Exchange Act and, accordingly, that the Company will not be subject to the onerous reporting obligations that would otherwise apply.

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SUMMARY OF OPERATING AGREEMENT AND AUTHORIZING RESOLUTION

The Company is governed by an agreement captioned “Limited Liability Company Agreement” dated June 21, 2019, which we refer to as the “Operating Agreement.” The following summarizes some of the key provisions of the Operating Agreement. This summary is qualified in its entirety by the Operating Agreement itself, which is included as Exhibit 1A-2B.

Formation and Ownership

The Company was formed on July 13, 2018 pursuant to the Delaware Limited Liability Company Act. Effective on March 27, 2019, the Company changed its name from AF 2018 NPL A LLC to AF 2019 NPL A LLC As of the date of this Offering Circular, the Managing Member is the only owner of the Company.

Classes of Ownership

Under the Operating Agreement, ownership interests in the Company are referred to as “Stock,” while the owners are referred to as “Stockholders.”

The Operating Agreement creates two “classes” of Stock in the Company, “Common Stock” and “Preferred Stock.” The Preferred Stock may be divided into various “series” established by the Managing Member from time to time.

The Series A Preferred Stock was created by a resolution adopted by the Managing Member on June 21, 2019, which we refer to as the “Authorizing Resolution.” A copy of the Authorizing Resolution is attached as Exhibit 1A-2C.

At of the date of this Offering Circular, the Company has only one series of Preferred Stock outstanding: the Series A Preferred Stock being offered in this Offering. Stockholders who own Series A Preferred Stock are referred to as “Series A Stockholders” while those who own Common Stock are referred to as “Common Stockholders.”

The Managing Member will own all of the Common Stock. The Series A Preferred Stock will be owned by Investors who purchase the Series A Preferred Stock in the Offering. The Managing Member and its affiliates might also acquire Series A Preferred Stock, on the same terms as other Investors.

Management

The Managing Member has complete discretion over all aspects of the business conducted by the Company. For example, the Managing Member may (i) admit new members to the Company; (ii) enter into contracts of any kind; (iii) borrow money; (iv) determine the timing and amount of distributions to Members; (v) determine the information to be provided to the Members; (vi) grant liens and other encumbrances on the assets of the Company; (vii) negotiate with borrowers; (viii) sell or otherwise dispose of assets; and (ix) dissolve the Company. Investors who purchase Series A Preferred Stock will not have any right to vote on any issue, or to remove the Managing Member.

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Exculpation and Indemnification of Managing Member and Investment Manager

The Operating Agreement protects the Managing Member, the Investment Manager, and their employees and affiliates from lawsuits brought by Investors. For example, it provides that the Managing Member will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Managing Member’s fraud or willful misconduct, and waives any fiduciary obligations that would otherwise apply. This means that Investors would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the Managing Member or its employees breached some duty or obligation to Investors or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution). This limitation on the liability of the Managing Member and other parties is referred to as “exculpation.”

The Operating Agreement also requires the Company to indemnify (reimburse) the Managing Member, the Investment Manager, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Managing Member on a matter related to the Company’s business, the Company would be required to indemnify the Managing Member for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Managing Member or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6 of the Operating Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Series A Preferred Stock, the Investor will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, then he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

Distributions will be made as described in “Securities Being Offered – Distributions,” on page 20.

Transfers

No Series A Stockholder may transfer Series A Preferred Stock without the consent of the Managing Member, except in the case of a natural person who dies or becomes incompetent, and whose Series A Preferred Stock is transferred by operation of law. The Managing Member may impose conditions before allowing a transfer.

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Limited Right of Liquidity

Any Series A Stockholder may ask the Company to purchase the Series A Preferred Stock owned by the Series A Stockholder. For more information, see “Securities Being Offered – Limited Right of Liquidity” on page 22.

Mandatory Withdrawal

The Managing Member may require an Investor to withdraw from the Company, in effect kicking the Investor out of the deal. See “Securities Being Offered – Mandatory Withdrawals” on page 22.

Death, Disability, Etc.

The death or disability of an Investor who is a natural person will not cause such person to withdraw as a Stockholder of the Company or require the Company to repurchase his or her shares. The Investor (or his or her successors) will continue to own the Series A Preferred Stock.

“Drag-Along” Right

If the Managing Member wants to sell the business conducted by the Company, it may affect the transaction as a sale of the assets owned by the Company or as a sale of all the Stock of the Company. In the latter case, Investors will be required to sell their Series A Preferred Stock as directed by the Managing Member, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Rights to Information

Each quarter (every three months), the Company will provide, via email, a tailored statement of performance for the Company overall and for each Investor’s interest class. Each year, the Company will provide Stockholders with (i) a statement showing in reasonable detail the computation of the amount distributed to the Stockholders; (ii) a balance sheet of the Company; (iii) a statement of the income and expenses of the Company; and (iv) information for Stockholders to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the Operating Agreement.

In addition, each year the Company will provide Investors with a detailed statement showing:

●	The management fees paid to the Managing Member;

●	Any other fees paid to the Managing Member or its affiliates, including the Investment Manager; and

●	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

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In each case, the detailed statement will describe the services performed and the amount of compensation paid.

By law, the Company also will be required to provide Investors with additional information, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If Series A Preferred Stock are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the Operating Agreement.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the Operating Agreement and/or the Authorizing Resolution unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Conform to this Offering Circular;

●	Avoid treatment as an “investment company”;

●	Facilitate trading of Stock;

●	Ensure that the Company satisfies applicable laws;

●	For other purposes the Managing Member deems advisable.

However, the Managing Member may not adopt any amendment that would reasonably be expected to have an adverse effect on the Series A Stockholders, without the consent of Series A Stockholders owning a majority of the Series A Preferred Stock.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the U.S. federal income tax consequences of acquiring Series A Preferred Stock of the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Series A Preferred Stock, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the Operating Agreement.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income passive from passive activities.

Tax Basis

Code section 704(d) limits an Investor’s loss to its tax “basis” in its Series A Preferred Stock. An Investor’s tax basis will initially equal its capital contribution (i.e., the purchase price for its Series A Preferred Stock). Thereafter, its basis generally will be increased by further capital contributions made by the Investor, its allocable share of the taxable and tax-exempt income of the Company, and its share of certain liabilities of the Company. Its basis generally will be decreased by the amount of any distributions it receives, its allocable share of the losses and deductions of the Company, and any decrease in its share of liabilities.

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20% Deduction for Pass-Through Entities

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for Federal income tax purposes, may deduct up to 20% of the amount of taxable income and gains allocated to them by the partnership, excluding certain items like interest and capital gains. However, the deduction claimed by any owner may not exceed the greater of:

●	The owner’s share of 50% of the wages paid by the partnership; or

●	The sum of:

○	The owner’s share of 20% of the wages paid by the partnership; plus

○	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

The Company will not pay wages or own depreciable assets. Consequently, Investors should not expect a deduction against the income of the Company.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct its allocable share of the losses of the Company to the extent the losses exceed the amount it is considered to have at risk. If an Investor’s at risk amount should fall below zero, it would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of its cash contribution (i.e., the purchase price for his Series A Preferred Stock), its basis in other contributed property, and its personal liability for repayments of borrowed amounts. Its amount at risk will generally be increased by further contributions and its allocable share of the income of the Company, and decreased by distributions it receives and its allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if it is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent its investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a mortgage that was incurred to purchase Series A Preferred Stock and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of its investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

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Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all of the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to the Company equal to its allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays mortgages or an owner disposes of Series A Preferred Stock) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the Managing Member pursuant to the rules set forth in the Operating Agreement. In general, the Managing Member will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Series A Preferred Stock

In general, the sale of Series A Preferred Stock by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Series A Preferred Stock were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of Series A Preferred Stock, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

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Code section 6050K requires any Investor who transfers Series A Preferred Stock at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

A gift of Series A Preferred Stock will be taxable if the donor-owner’s share of the Company debt is greater than the donor-owner’s adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of its adjusted basis in the donated Series A Preferred Stock against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Series A Preferred Stock by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of its interest. The decedent-owner’s transferee will take a basis in the Series A Preferred Stock equal to the stock’s fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities it receives exceed the basis of its Series A Preferred Stock. Any such gain generally will be considered as gain from the sale of its Series A Preferred Stock.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his share of Company’s income and losses for the taxable year of such owner that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

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Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Series A Preferred Stock or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy Mortgages or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in its federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of its purchase of Series A Preferred Stock. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on its tax return consistent with the treatment on the information return of the Company or file a statement with its tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Managing Member will appoint a person to act as the “company representative” as provided in Code section 6223(a). Such person will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes, and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or state and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was created on July 13, 2018. The Company has not conducted any business and therefore has no operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $50,000,000 of capital in this Offering by selling Series A Preferred Stock to Investors.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the Mortgages and other property owned by the Company. Typically, we are able to borrow approximately 75.0% of the purchase price of Mortgages, although our Investment Manager does not intend to typically exceed 50.0% of the price of the Mortgages.

The Company does not currently have any capital commitments. We expect to deploy most of the capital we raise in the Offering in buying mortgages, as described in the “Use of Proceeds” section on page 26. Should we need more capital for any reason, we could either sell more Series A Preferred Stock or sell other classes of securities. In selling Series A Preferred Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000.00 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company will operate in the manner described in the “Our Company and Business” section starting on page 10.

Whether we raise $50,000,000 in the Offering or some amount less, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $50,000,000, we will simply buy fewer Mortgages. Although we might decide to raise more capital, we know of no reason why we would need to.

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PRINCIPALS OF OUR MANAGING MEMBER AND INVESTMENT MANAGER

Names, Ages, Etc.

Name	Position*	Age	Term of Office	Approximate Hours Per Week If Not Full Time*
Executive Officers
Paul Birkett	Managing Member	48	Mr.Birkett will remain in office until he resigns or is removed	Full Time
Abbas Jessa	Chief Operating Officer	29	Mr Jessa will remain in office until he resigns or is removed.	Full Time
Significant Employees
Nathan Zhang	Senior Associate - Finance	25		Full Time
Michael Zimmerman	Senior Associate - Legal	28		Full Time

*	The Company itself has no employees. The positions and hours described in this chart relate to employees of the Managing Member.

Ownership of Related Entities

Mr. Birkett and Mr. Jessa each owns 50% of Automation Holdings, LLC, our Managing Member, which in turn owns all of the limited liability company interests of Automation Capital Management LLC, our Investment Adviso. Mr. Birkett and Mr. Jessa thereby control all aspects of the business of the Company.

Automation Holdings, LLC is also the Managing Member of Long Term Capital Partnership, LLC, Long Term Capital Partnership, II LLC, Long Term Capital Partnership III, LLC, People First Fund LLC, and Panatte LLC. Those entities, and the Managing Member on its own behalf, have been engaged in the same business as the Company, i.e., buying distressed mortgages and trying to work out amicable resolutions with borrowers. However, they will not acquire any additional loans after this Offering is qualified by the SEC.

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Business Experience

Mr. Birkett

Raised in Dublin Ireland, Paul founded, built and sold one of Ireland’s first mobile phone retail chains while still at college. After college, he move to the UK and joined Procter & Gamble’s graduate trainee program.

In 1996, he joined PepsiCo and spent 18 years in a variety of marketing, sales and general management positions across Europe, Asia and North America – rising to Vice President for PepsiCo’s $3Bn hydration and non-carbonated beverage portfolios. In this role he managed the national marketing of the global Aquafina, SoBe, Propel, Sierra Mist, and Mug Root Beer trademarks before assuming the role of Vice President and General Manager for PepsiCo’s New York market unit.

Disappointed by the low returns on his retirement investments, Paul began to accumulate a portfolio of single family rental-assets. The purchase of a distressed rental property in 2013 ultimately became a mortgage purchase and provided his first insight into the non-performing mortgage business.

He liquidated his portfolio of 40 rental properties and launched Automation Finance (the trade name of our Managing Member, Automation Holdings, LLC) to provide investors with a way to automate their retirement plans

Since launching Automation Finance in 2015, the company and its affiliates have purchased and liquidated approximately 1500 mortgages with a par value of approximately $100 million.

Mr. Jessa

Abbas Jessa joined Automation Finance in 2015 from PricewaterhouseCoopers. After qualifying as a CPA specializing in audit and tax, he worked in PwC’s advisory division on clients like Goldman Sachs, Barclay’s Bank and JP Morgan. He was also nominated by PwC for the Forbes Magazine “30-under-30”. Abbas is responsible for the day-to-day operations of the business including Finance & Accounting.

Nathan Zhang

Nathan Zhang joined in July 2017 from distressed debt investment fund Credigy Solutions Inc – a $5bn debt investor. At Credigy, he served as an analyst for non-performing loan (NPL) purchases and served on the FP&A team. At Automation Finance, he will manage FP&A and accounting functions.

Michael Zimmerman, Esq.

Michael Zimmerman, Esq. is an experienced consumer finance attorney who joined Automation Finance in July 2017. He has spent his career representing financial institutions in mortgage-related litigation and regulatory matters at large national and international law firms as well as in the in-house department of a global Swiss bank. He will oversee our legal recoveries and manage local attorney partners in each state.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee has been convicted of, or pleaded guilty or no contest to, any criminal matter, including traffic violations or any other offense.

Within the last five years, no Executive Officer or Significant Employee, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF MANAGEMENT

Overview

The Company itself does not have any employees or payroll. We are managed by our Managing Member, Automation Holdings, LLC, and our Investment Manager, Automation Capital Management, LLC.

Our Managing Member will receive compensation in two ways:

●	From the fees described below; and

●	From its ownership interest in the Company.

The Managing Member will pay the compensation of the Investment Manager.

Fees

Management Fee

The Managing Member will receive a management fee equal to 0.1667% of the total capital accounts of all of the Company’s Stockholders as of the last day of each calendar month, or approximately 2% of the capital accounts per year.

The amount of the management fee will therefore depend on how much capital is raised in the Offering and how quickly the capital is returned.

Administration Fee

The Managing Member will receive an administration fee equal to $60 per month for each Mortgage that is still on the Company’s books.

The amount of the administration fee will therefore depend on how many loans the Company purchases and how long they are held on the Company’s books.

Accounting Fee

The Managing Member will receive an accounting fee equal to $5 per month for each Mortgage that is still on the Company’s books.

The amount of the accounting fee will therefore depend on how many loans the Company purchases and how long they are held on the Company’s books.

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Legal Oversight Fee

The Managing Member will receive a fee to oversee foreclosure and bankruptcy actions on behalf of the Company. The fee will equal $500 for each bankruptcy filing and foreclosure action, plus an additional $250 for foreclosures actions in the State of New York.

The amount of the legal oversight fee will therefore depend on how many Mortgages become affected by either foreclosure or bankruptcy actions.

Collateral Cure Fee

The Managing Member will receive a fee equal to $100 per Mortgage to cure deficiencies in the Mortgage documentation.

The amount of the collateral cure fee will therefore depend on how many Mortgages are incomplete or deficient and require the Managing Member to search for or create supporting documentation.

Legal Referral Fees

The Company will engage the services of outside law firm to handle foreclosure and other proceedings, when necessary. These law firms will be compensated at rates established by Fannie Mae and Freddie Mac, the Federal mortgage financing corporations. The Managing Member may receive referral fees from these law firms, as permitted by law. The referral fees paid to the Managing Member will not increase the legal fees paid by the Company.

The amount of referral fees the Managing Member receives under this arrangement will therefore depend on the volume of referrals.

Transaction Fees

The Managing Member will receive the following transaction fees:

Fee for Sale of First Lien Mortgage Loan	2% of Gross Sales Price $1,000 minimum
Fee for Sale of Second Lien Mortgage Loan	1% of Unpaid Principal Balance $500 minimum
Fee for Disposition of Real Estate	2% of Gross Sales Price $1,000 minimum

The amount of these transaction fees will depend the number and size of the transactions the Company enters into.

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Servicing Fees

Under an arrangement with the Company’s third-party loan servicer, the Managing Member may perform certain services that would be otherwise be performed by personnel of the servicer (none requiring the Managing Member to be licensed), in which event the Managing Member will be entitled to receive some or all of the compensation paid to the servicer by the Company. This arrangement between the Managing Member and the third-party loan servicer will not increase the total cost to the Company.

The amount of the fees the Managing Member receives under this arrangement will therefore depend on the volume of loans and the services the Managing Member provides.

Ownership Interest of Managing Member

The Managing Member will own 100% of the Company’s Common Stock. As the owner of the Common Stock the Managing Member will have the right to receive 100% of the profits of the Company after Investors receive their annual return and a return of all of their capital. The amount of the profits the Managing Member will receive from owning Common Stock therefore depends on a number of factors, including:

●	The investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Reports to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	Any fees paid to the Managing Member or its affiliates, including the Investment Manager; and

●	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Managing Member during each stage, are as follows:

Stage	Compensation
Organization	None
Acquisition of Mortgages	None
Operation	● Fees ● Distributions to Common Stock (after Investors have received 8% annual return and 100% of their capital)
Liquidation	● Fees ● Distributions to Common Stock (after Investors have received 8% annual return and 100% of their capital)

OWNERSHIP OF SECURITIES

Under the Operating Agreement, the Managing Member has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company.

The following table sets forth the beneficial ownership of the Company and its voting securities:

Individual	Amount and Nature of Current Beneficial Ownership	Additional Beneficial Ownership that May be Acquired	Voting Rights
Paul Birkett 228 Park Avenue South #67157 New York, NY 10003	Owns 50% of the equity of Managing Member.	Might acquire Shares of Series A Preferred Stock, along with other Investors.	Managing Member of both the Managing Member and the Investment Advisor.

Abbas Jessa 228 Park Avenue South #67157 New York, NY 10003	Owns 50% of the equity of Managing Member.	Might acquire Shares of Series A Preferred Stock, along with other Investor.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Messrs. Birkett and Jessa together own all of the limited liability company interests of Automation Holdings, LLC, our Managing Member, which in turn owns all of the limited liability company interests of Automation Capital Management, LLC, our Investment Manager.

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FINANCIAL STATEMENTS

AF 2019 NPL A LLC

A Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

December 31, 2018

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AF 2019 NPL A LLC

To the Managing Member of

AF 2019 NPL A LLC

New York, NY

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of AF 2019 NPL A LLC (the “Company”), which comprise the balance sheet as of December 31, 2018, and the related statements of operations, changes in member’s equity (deficit), and cash flows for the period from July 13, 2018 (inception) to December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AF 2019 NPL A LLC as of December 31, 2018, and the results of its operations and its cash flows for the period from July 13, 2018 (inception) to December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

May 21, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

AF 2019 NPL A LLC

BALANCE SHEET

As of December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$-
Deferred offering cost	32,046
Total Current Assets	32,046

TOTAL ASSETS	$32,046
LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current Liabilities:
Account Payable	$-
Due to related party	34,046
Total Current Liabilities	34,046

Total Member’s Equity (Deficit)	(2,000)

TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$32,046

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AF 2019 NPL A LLC

STATEMENT OF OPERATIONS

For the period from July 13, 2018 (inception) to December 31, 2018

Net revenues	$-
Cost of net revenues	-
Gross profit	-

Operating Expenses:
General & administrative	2,000
Total Operating Expenses	2,000

Loss from operations	(2,000)

Net loss	$(2,000)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AF 2019 NPL A LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY (DEFICIT)

For the period from July 13, 2018 (inception) to December 31, 2018

Total Member’s Equity/(Deficit)
Balance at July 13, 2018 (inception)	$-
Capital contributions	-
Net loss	(2,000)
Balance at December 31, 2018	$(2,000)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AF 2019 NPL A LLC

STATEMENT OF CASH FLOWS

For the period from July 13, 2018 (inception) to December 31, 2018

Cash Flows From Operating Activities
Net Loss	$(2,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase/(Decrease) in accounts payable	-
Net Cash Used In Operating Activities	(2,000)
Cash Flows From Financing Activities
Advances from related party	34,046
Offering cost	(32,046)
Net Cash Provided By Financing Activities	2,000
Net Change In Cash	-
Cash at Beginning of Period	-
Cash at End of Period	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AF 2019 NPL A LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and for the period then ended

NOTE 1: NATURE OF OPERATIONS

AF 2019 NPL A LLC (the “Company”), is a limited liability company, formerly known as AF 2018 NPL A LLC, organized on July 13, 2018 under the laws of Delaware. The Company was formed to invest in residential housing debt instruments.

As of December 31, 2018, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

See accompanying Independent Auditor’s Report

AF 2019 NPL A LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and for the period then ended

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2018, the Company has not established a deposit account with a financial institution. All of its expenditures have been paid directly by a related party.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - “Expenses of Offering”. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2019 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed. Deferred offering costs of $32,046 are capitalized to the balance sheet as of December 31, 2018.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of December 31, 2018.

See accompanying Independent Auditor’s Report

AF 2019 NPL A LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and for the period then ended

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a Delaware limited liability company and is treated as a disregarded entity for federal income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its sole member. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the member on its individual tax return.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit.  Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive.

As no potentially dilutive items exist and no membership units are outstanding as of December 31, 2018, the Company has not presented basic net loss per unit or diluted net loss per unit.

NOTE 4: MEMBER’S EQUITY (DEFICIT)

The Company authorized 1,000,000 shares of common stock (no par value) and 5,000,000 shares of Series A Preferred Stock (no par value). Common stockholders have 1 vote per share while preferred stockholders do not have voting rights. Distributions of the Company’s capital are to be made first on the Series A Preferred Stock’s preferred returns (10% compounded annual return on the unreturned balance of their investment), then in returning capital contributions on the Series A Preferred Stock, and finally to common stockholders. Holders of Series A Preferred Stock can request redemption subject to the Company’s approval, which reduces the preferred return rates to 8% or 9% dependent upon the holding period prior to redemption. In the event of a liquidation of the Company, holders of Series A Preferred Stock receive a priority distribution of any available unpaid preferred returns and/or unreturned capital. However, holders of Series A Preferred Stock are guaranteed neither a preferred return nor a return of any capital contribution.

See accompanying Independent Auditor’s Report

AF 2019 NPL A LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and for the period then ended

The Company is managed by a managing member, Automation Holdings, LLC, and the Company’s investment manager is Automation Capital Management, LLC, both related parties. Fees payable to managing member and investment manager are described in Note 5.

As of December 31, 2018, no shares were issued or outstanding and no capital has been contributed to the Company.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY

As discussed in Note 4, the managing member will charge the Company a management fee equal to 0.1667% per month of the total capital accounts of all of the Company’s stockholders as of the last day of each calendar month, or approximately 2% of the capital accounts per year. In addition, the managing member will assess a fee of $60.00 monthly per mortgage. The investment manager will be compensated $10,000, which will be paid by the managing member. As of December 31, 2018, no management and compensation fees were charged to the Company.

Expenses from inception to December 31, 2018 were paid by the Manager of the Company, Automation Holdings, LLC, on the Company’s behalf. Per the LLC Agreement, the Company will reimburse the Managing Member and its affiliates, without interest, for expenses they incur in connection with the formation of the Company. As of December 31, 2018, $34,046 remained due to the related party Managing Member of the Company.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.

In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers”, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. The Company adopted this new standard effective January 1, 2018.

See accompanying Independent Auditor’s Report

AF 2019 NPL A LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and for the period then ended

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

Amended Certificate of Formation

As discussed in Note 1, on March 27, 2019 the Company filed an amendment to its certificate of formation, changing the Company’s name from AF 2018 NPL A LLC to AF 2019 NPL A LLC.

Management’s Evaluation

Management has evaluated subsequent events through May 21, 2019 the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

GLOSSARY OF DEFINED TERMS

Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Common Stock	Limited liability company interests of the Company designated as such in the Operating Agreement.
Company	AF 2019 NPL A LLC, a Delaware limited liability company, which is offering to sell Series A Preferred Stock in this Offering.
Investment Management Agreement	The Investment Advisory and Management Services Agreement dated June 21, 2019 between the Company and the Investment Manager.
Investment Manager	Automation Capital Management, LLC, a Delaware limited liability company.
Investor	Anyone who purchases Series A Preferred Stock in the Offering.
Land Home	Land Home Financial Services, Inc., the entity the Company will engage to service loans.
Mortgages	Mortgage loans purchased by the Company.
Managing Member	Automation Holdings, LLC, a Nevada limited liability company.
Offering	The offering of Series A Preferred Stock to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Operating Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement.”
Program	An offering conducted by a Managing Member affiliate that involved raising money from investors and investing in distressed mortgages, like the Company.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Series A Stockholder	Any person who holds the Company’s Series A Preferred Stock.
Series A Preferred Stock	Limited liability company interests of the Company designated as such in the Operating Agreement, which are being offered to the public in the Offering.
Servicing Agreement	The Special Loan Servicing Agreement between the Company and Land Home.
Site	The Internet site located at www.AutomationFinance.com.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

AF 2019 NPL A LLC

228 Park Avenue South #67157

New York, NY 10003

(844) 736-6027

www.automationfinance.com

June 21, 2019

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on July 13, 2018.*
Exhibit 1A-2B	Operating Agreement – Limited Liability Company Agreement.
Exhibit 1A-2C	Authorizing Resolution – Resolution adopted on June 21, 2019.
Exhibit 1A-2D	Certificate of Name Change filed with the Delaware Secretary of State on March 27, 2019.*
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-6A	Investment Management Agreement – The agreement captioned “Investment Advisory and Management Services Agreement” between the Company and Automation Capital Management LLC, dated June 21, 2019.
Exhibit 1A-6B	Servicing Agreement with Land Home. NOTE: A confidentiality request has been made for this Exhibit pursuant to SEC Rule 406.*
Exhibit 1A-11	Consent of Independent Auditor.
Exhibit 1A-12	Legal opinion of Flaster/Greenberg P.C.
Exhibit 1A-15.1	Operating Results of Prior Programs.*
Exhibit 1A-15.2	Draft of Offering Statement dated November 1, 2018, previously submitted pursuant to Rule 252(d).*
Exhibit 1A-15.3	Correspondence to Commission dated February 11, 2019.*
Exhibit 1A-15.4	Correspondence to Commission dated March 5, 2019.*
Exhibit 1A-15.5	Correspondence to Commission dated March 18, 2019.*
Exhibit 1A-15.6	Correspondence to Commission dated June 21, 2019.

*	Previously filed and incorporated by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 2019.

AF 2019 NPL A LLC

By:	Automation Holdings, LLC
As Managing Member

By	/s/ Paul Birkett
Paul Birkett, Managing Member

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Birkett
Paul Birkett, Managing Member of Automation Holdings LLC

Date: June 21, 2019

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